MINUTES OF FIRST MEETING OF

BOARD OF DIRECTORS

NORTHRIDGE CORPORATION

First meeting of the Board of Directors of the above-named Corporation was held on the:

Date:July 18, 2019

Time:3:30 PM

Place:Telephone Conference

105 Church Lane

Pittsburg, PA 15238

The following Directors were present, constituting a quorum:

Christopher Netelkos

Tom Bontempo

The meeting was called to order by Christopher Netelkos.

Upon motion duly made, and seconded, Tom Bontempo was elected as Temporary Secretary of the meeting.

The Chairperson then presented to the meeting a true copy of the certificate of Incorporation of the Corporation, and reported to the meeting that the original was filed in the office of the Secretary of States. The Temporary Secretary was then instructed to insert the duplicate original of the   certificate of Incorporation of the Corporation in the Corporate Minute Book.

The Temporary Secretary then presented a proposed form of Bylaws for the regulation and management of the business affairs of the Corporation. After review of said Bylaws and upon motion duly made, and unanimously adopted, it was:

RESOLVED, that the form of Bylaws shall be adopted and that the Temporary Secretary is instructed to cause the same to be inserted in the Corporate Minute Book immediately following the Articles of Incorporation and the Certificate of Incorporation.

The following persons were nominated as officers of the Corporation:

President:Christopher Netelkos

Vice-President:Tom Bontempo

Secretary:Christopher Netelkos

Treasurer:Christopher Netelkos

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RESOLVED, that each of the forenamed persons be and is elected to the offices set opposite his/her name, to assume the duties and responsibilities fixed by the Bylaws or by the Board of Directors of this Corporation.

Upon motion duly made and seconded, the following was unanimously adopted; no salaries shall be fixed or paid until a date certain in the future when the Corporation is able to announce salaries and upon further action of the Board of Directors.  In the interim, such persons shall fulfill all duties and responsibilities required of them for the effective management of the Corporation.

The president of the Corporation thereupon assumed the Chair, and the Vice-President of the Corporation assumed his duties as Temporary Secretary of this meeting.

The Temporary Secretary then presented to the meeting a form of the proposed seal of the Corporation. Upon motion duly made, seconded and unanimously adopted, the following was unanimously adopted:

RESOLVED, that the form of the corporate seal, an impression of which is hereto affixed, is hereby adopted as the corporate seal for this corporation, and that an impression thereof be made on the margin of these minutes.

RESOLVED, that the specimen form of certificates, as two classes of common stock, Class A – Voting and Class B – N on-Voting, which has been presented in this meeting be, and the same is approved and adopted as the certificates to represent the shares of this Corporation, and the specimen for certificate be inserted in the Corporate Minute Book.

RESOLVED, that the Corporation has authorized 10,000,000 shares, $0.01 par value common stocks into classes: 5,000,000 common shares and designated as Class A – Voting and 5,000,000 common shares and 5,000,000 shares and designated as Non-Voting. For classification, voting stocks are shares of stock issued by the Corporation that provide the responsibility and privilege for the shareholder to vote in meetings dealing with the function of the company, while nonvoting stocks does not have the right to vote in company matters.

RESOLVED, that the Board of Directors be and it hereby is authorized in its discretion to issue the shares of the Corporation to the full number of shares authorized by the Certificate of Incorporation by the Board of Directors and may be permitted by law.

RESOLVED, that the fiscal of the Corporation shall be from year July 1 to June 30 in each year.

RESOLVED, that the President shall act as Accountant of Report for the Corporation and to establish, execute, maintain, prepare and present financial statements as needed. The limited scope of the Corporation’s current business activities doesn’t warrant the cost to engage an accountant.  When events do warrant, the Board of Director shall engage an independent certified public accountant.

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RESOLVED, that the Corporation proceed to carry on business for which it is incorporated and all acts of this meeting be and hereby are ratified.

RESOLVED, that the Corporation issued 700,000 shares of common stocks, Class A – Voting, $0.01 par value for assets declared as follows:

RESOLVED, that the Corporation acquired from First Jersey Cannabis Corporation fifty (50%) percent equity ownership interest in New Jersey Medical Marijuana Company (“NJMC”), which represents 500,000 shares, $0.01 par value. Primary assets of NJMC are: (i) File of pending application with the New Jersey Department of Health for a Medicinal Marijuana Cultivations Endorsement Permit, (ii) As of June 30, 2019, assets and liabilities: $125,967 of assorted assets, including computer equipment, software, market programs, product formulas and other assets; associated total liabilities are $45,007.

RESOLVED, that the Corporation acquired from First Jersey Cannabis Corporation twenty-one (21) tradenames, domain names, licenses, and property rights identified as Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations., dated July 17, 2019.  These assets also include the website and related assets of www.canadeeen.com. Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations is made part of the record.

RESOLVED, that the Corporation acquired from First Jersey Cannabis Corporation an Exclusive Option to December 31, 2019 to acquire certain assets consisting of 9,200 square feet of greenhouses, approximately 4,000 square feet of offices, warehouse and processing, and four acres of land available for marijuana cultivation for $920,000 by December 31, 2019 As noted: The Option includes in the purchase price a business known as  Jimmie’s Florist Inc., a house plant and flowers business with annual sales of approximately $550,000.

RESOLVED, that the Corporation acquired from First Jersey Cannabis Corporation the exclusive rights to the Canadeen Concentration System, which is a scalable extraction solution for medical grade, CBD-processing ranging from 1,500 kilograms (3,300 lbs.) of hemp input material per day to more than 12,000 kilograms per day.

RESOLVED, that the Corporation acquired from First Jersey Cannabis Corporation an OPTION AGREEMENT with James Henry, dated July 15, 2019, to acquire certain 465 acres in the Commonwealth of Pennsylvania on or before December 2019. The OPTION AGREEMENT was acquired by the Corporation and represents the assets subsequently transfer to Northridge Corporation as stated. Originally entitled as “Assignment of Option Agreement to Purchase Assets”, dated July 17, 2019, representing 465 acres for $930,000, located in Clarion County, Porter Township, Commonwealth of Pennsylvania. Copy of the OPTION AGREEMENT is attached.

RESOLVED, that the Corporation shall offer to Founders the right to purchase 100,000 shares, $0.01 par value, Class A common stock at $1.00 per share. “Founders” are described herein as capital investors that are involved in the creation and initial development of the Corporation.

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RESOLVED, that the Corporation affirms and agrees upon an Employment Agreement with Christopher Netelkos, in which Mr. Netelkos shall receive a salary of $115,000 per annum effective upon equity funding greater than $7.5 million. Prior to such event, Mr. Netelkos shall perform his duties as President and received acceptable expenses for his efforts.

RESOLVED, that the Corporation affirms and agrees upon an Employment Agreement with Tom Bontempo, in which Mr. Bontempo shall receive a salary of $52,000 per annum when the receipt of $100,000 in Founders capital is collected. The salary shall be increased $115,000 per annum. And retroactively effective upon equity funding greater than $7.5 million.

THERE ARE NO FURTHER business to come before the meeting, upon motion duly made, seconded and unanimously adopted, the meeting was adjourned.

___________________________

Tom Bontempo

Temporary Secretary

Attest:

Board of Directors

________________________________

Christopher Netelkos

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